Exhibit No. 99


                              For additional information
                              Contact:  Bob Marshall,
                              Director of Investor Relations
                                   voice: 609-645-4655
                                   fax:   609-645-4132
                                   e-mail:rkmarsha@aenergy.com

July 15, 1997

     Atlantic City Electric Submits Restructuring Filing


To Members of the Financial Community:

     Atlantic City Electric Company, the utility subsidiary of Atlantic Energy, Inc. (ticker symbol:ATE) today filed information required by the New Jersey Board of Public Utilities (BPU) under its proposal for restructuring the electric power industry in New Jersey.

Stranded Costs

     In its filing, Atlantic City Electric (the Company) provided an estimate of stranded costs for its owned generation and for power purchase agreements with nonutility generators (NUGs). Those estimates, developed using an internal market price forecast, amount to $341 million for the Company's wholly and jointly owned generation. Utilizing the same market forecast, the Company estimated its stranded costs associated with its 579 megawatts of NUG capacity at approximately $965 million. That estimate is based on contract terms which run for an additional 18 to 27 years.

     The Company has requested full recovery of stranded costs associated with its owned generating assets over a eight year period and full recovery of payments to the NUGs over the remaining term of those agreements. Recovery of regulatory assets and decommissioning expense, as noted in the BPU plan, would continue to be recovered through regulated base rates, or addressed through traditional ratemaking techniques.

Customer Choice

     Under the BPU plan, customer choice commences October 1998 and full retail access occurs by July 2000. The Company plans to begin customer choice to 10% of its customers across all customer classes on a first come first serve basis. At that time, all Atlantic customers will be charged the market price for electricity, whether served by ACE or another provider.


     In its filing, the Company proposed a two phase future rate reduction for customers which, when fully implemented in 2001, represents a 5% decrease in annual revenues, based on 1996 reported revenues. The Company has proposed a $7.2 million reduction upon completion of its proposed merger with Delmarva Power & Light Co., which is expected to be completed on or around year end 1997. This amount represents one third of the synergy savings from the merger and will be available upon BPU approval of the Company's pending request. The additional projected revenue reduction of approximately $40 million, beginning in 2001, is related to reductions in operating costs. This includes amounts currently being collected and amortized for changes in state tax law and for utility purchased power agreements, which amortizations expire in 2000.

Securitization

     The Company has proposed securitizing its transition costs associated with its owned generation, with the proceeds applied toward the redemption and retirement of its debt and equity securities. Any savings associated with securitization would be available to support further rate reductions. Legislation required for securitization is expected to be introduced in New Jersey in early 1998.

Mitigation

     In keeping with the BPU plan, the Company has also proposed mitigation and a resolution of the NUG contracts by funding a buyout or buydown of the contracts through securitization of a nonbypassable wires charge, subject to negotiation of an acceptable value of the contracts with the NUGs. While mandated by Federal law, and despite renegotiations with two of the four suppliers which have produced some savings, those NUG contracts are substantially over market. The NUG contracts, over which the Company has no control, represent about 24% of the Company's annual revenues. The contracts had an average cost of 10.7 cents per kilowatthour in 1996.

     The Company in its filing also addressed several cost savings initiatives since its last base rate case in 1991, including: voluntary severance plans which reduced its workforce by 25%; refinancing and refundings of a significant amount of the Company's long term debt and preferred stock which have produced lower capital costs; the Southern New Jersey Economic Initiative, through which the Company provided rate reductions in 1994 and 1995 totaling $38 million.

     The BPU plans to transfer the stranded cost and unbundled rate portions of the filings for all four New Jersey electric utilities to the Office of Administrative Law for evidentiary hearings and initial decision by April 1998. The BPU has retained the review of each company's restructuring plans, with the overall objective being full reviews completed by October 1998.


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A Conference Call is scheduled for 2:00 pm on Tuesday July 22 to review the Company's filing. To participate, please call 1-888-
209-3752, Reservation # 2951342.

Call for Replay at # 1-800-633-8284 beginning 2:00 PM on July 23 for 24 hours.


The information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and accordingly, involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Although such forward-looking statements have been based on reasonable assumptions, there is no assurance that the expected results will be achieved. Some of the factors that could cause actual results to differ materially include, but are not limited to: the effects of regulatory decisions; changes in laws and other governmental actions and initiatives; the impact of deregulation and increased competition in the electric utility industry; expected outcomes of legal proceedings; generating plant performance; fuel prices and availability.

          Elements of Stranded Costs Calculation

                         Adjusted
                         Book Value
  Plant        Megawatts @ 1/1/99       Market     Stranded
                                        Value*       Cost
(Dollars in Millions)
Jointly Owned
 Nuclear Units   380      $ 346.2       $107.7    $238.5

Jointly Owned
 Fossil Units    107      $  31.7       $ 90.9    $(59.1)

Wholly Owned
 Fossil Units  1,183      $ 346.0       $184.1    $162.0

Total Owned    1,670      $ 723.9       $382.7    $341.3

NUG
  Contracts        579       N/A       $(965.1)   $965.1

Utility
Power Purchase
 Contracts       125                   $(  4.4)   $  4.4

Total Stranded
 Costs                                          $1,310.8





*Assumes net cash flows (expected market revenues less operating expenses or purchase power payments) through remaining life of asset or contract term discounted at 9.76%.

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